EXHIBIT 12(a)

                 CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS

      Merrill Lynch Internet Strategies Fund, Inc., a holder of beneficial interests in the amount of $100,000, of Master Internet Strategies Trust (the "Trust"), does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                   Merrill Lynch Internet Strategies Fund, Inc.

                                   By: /s/ DONALD BURKE
                                      ------------------------------
                                      (Vice President and Treasurer)

Dated:  March 14, 2000